Allstate Life
Insurance Company
A Stock Company
Home Office: 3100 Sanders Road, Northbrook, Illinois 60062-7154 ................................................................................
Flexible Premium Deferred Variable Annuity Contract
This Contract is issued to the Owner in consideration of the initial purchase payment. Allstate Life Insurance Company ("Allstate Life") will pay the benefits of this Contract, subject to its terms and conditions.
Throughout this Contract, "you" and "your" refer to the Owner(s) of this Contract. "We", "us" and "our" refer to Allstate Life Insurance Company.
Contract Summary
This flexible premium deferred variable annuity provides a cash withdrawal benefit, a death benefit, and a settlement value during the Accumulation Phase and periodic income payments beginning on the Payout Start Date during the Payout Phase.
The dollar amount of income payments or other values provided by this Contract, when based on the investment experience of the Variable Account, will vary to reflect the performance of the Variable Account. For amounts in the Market Value Adjusted Fixed Account, the withdrawal benefit, the settlement value, transfers to other Investment Alternatives and any amount applied to an Income Plan may be subject to a Market Value Adjustment which may result in an upward or downward adjustment of the amount distributed.
This Contract does not pay dividends.
The tax status of this Contract as it applies to the Owner should be reviewed each year.
PLEASE READ YOUR CONTRACT CAREFULLY.
This is a legal Contract between the Owner(s) of this Contract and Allstate Life Insurance Company.
Trial Examination Period
Upon written request we will provide you with factual information regarding the benefits and provisions contained in this Contract. If you are not satisfied with this Contract for any reason, you may cancel it by written notification within 20 days after you receive it. We will refund purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation through the date of cancellation, plus any purchase payments allocated to the Fixed Account Options. (Where required by state law, we will refund purchase payments.) If this Contract is qualified under Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Contract Value.
If you have any questions about your Allstate Life Insurance Company variable annuity, please contact Allstate Life at (800) 390-1277.

[GRAPHIC OMITTED][GRAPHIC OMITTED]

Secretary Chairman and Chief Executive Officer
Flexible Premium Deferred Variable Annuity

ANNUITY DATA PAGE

Contract Number:.......................................................444444444

Owner:..................................................................John Doe

Annuitant:..............................................................John Doe
Age at Issue:........................................................35
Sex:...............................................................Male

Issue Date:..........................................................May 1, 2002

Initial Purchase Payment:.............................................$10,000.00
Tax Qualification:...........................................................IRA

Variable Account:.............Allstate Life Insurance Company Separate Account A

Allocation of Initial Purchase Payment:

Allocated Amount (%) Variable Sub-account Fund Manager Sub-account A 10% Fund Manager Sub-account B 10% Fund Manager Sub-account C 10% Fund Manager Sub-account D 10%

Rate
Allocated Current Annual Guaranteed
Amount (%) Interest Rate Through

Dollar Cost Averaging Fixed Account
6 Month Transfer Period Account 5% 4.50% 11/01/2002
12 Month Transfer Period Account 5% 5.00% 05/01/2003

Standard Fixed Account
1 Year Guarantee Period Account 10% 4.50% 05/01/2003

Market Value Adjusted Fixed Account
3 Year Guarantee Period Account 10% 4.75% 05/01/2005
5 Year Guarantee Period Account 10% 5.25% 05/01/2007
7 Year Guarantee Period Account 10% 5.50% 05/01/2009
10 Year Guarantee Period Account 10% 5.75% 05/01/2012

Minimum Guaranteed Annual Rate
Dollar Cost Averaging Fixed Account:.......................................3.00%
Standard Fixed Account:....................................................3.00%

Payout Start Date:...................................................May 1, 2066

Charges for the Contract on the Issue Date:

Annualized Charges
Administrative Expense Charge:.............................................0.35%
Mortality and Expense Risk Charges:
Base Contract:.....................................................1.10%
Spousal Protection Rider:..........................................0.15%
Enhanced Beneficiary Protection Rider A:...........................0.30%
Enhanced Beneficiary Protection Rider B:...........................0.30%
Earnings Protection Death Benefit Rider:...........................0.35%

Annual Charges
Contract Maintenance Charge...............................................$30.00
(Charge may be waived. See your Contract for details)
Retirement Income Guarantee Rider 2 Fee................0.75% of the Income Base*

*See your rider for details
Additional charges will apply if you add any Contract riders after the Issue Date. Additional charges may apply if you make a transfer or withdrawal. See your Contract for details.

Co - Annuitant Age Sex
-------------- --------------- --------------
Jane Doe 40 F

Primary Beneficiary Relationship to Owner Percentage
------------------- --------------------- --------------
Jane Doe Wife 100%

Contingent Beneficiary Relationship to Owner Percentage
---------------------- --------------------- --------------
Susan Doe Daughter 100%

THE PERSONS INVOLVED

OWNER The person named at the time of application is the Owner of this Contract unless subsequently changed. As Owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else. The Contract cannot be jointly owned by both a non-living person and a living person, unless the Owner(s) took ownership of the Contract as the Beneficiary. If the Owner is a trust, the Owner will be considered a non-living person.
You may exercise all rights stated in this Contract, subject to the rights of any irrevocable Beneficiary.
You may change the Owner or Beneficiary at any time by written notice in a form satisfactory to us. Once we accept a change, the change will take effect as of the date you signed the request. Each change is subject to any payment we make or other action we take before we accept it.
You may not assign an interest in this Contract as collateral or security for a loan. However, you may assign periodic income payments under this Contract prior to the Payout Start Date. We are bound by an assignment only if it is signed by the assignor and filed with us. We are not responsible for the validity of an assignment.
If more than one person is designated as Owner:
- Owner as used in this Contract refers to all people named as Owners, unless otherwise indicated;
- any request to exercise ownership rights must be signed by all Owners; and
- on the death of any person who is an Owner, the surviving person(s) named as Owner(s) will continue as Owner(s), as described in the Death of Owner provision.
ANNUITANT The Annuitant is the person named on the Annuity Data Page. The Annuitant must be a living person. You cannot change the Annuitant at any time.
BENEFICIARY The two classes of Beneficiaries are Primary Beneficiaries and Contingent Beneficiaries. Primary Beneficiaries and Contingent Beneficiaries are individually and collectively referred to herein as "Beneficiaries".
The Primary Beneficiary is the person(s) named on the Annuity Data Page unless later changed by the Owner. The Primary Beneficiary is the Beneficiary(ies) who is first entitled to receive benefits under this Contract upon the death of the sole surviving Owner.
The Contingent Beneficiary is the person(s) named on the Annuity Data Page unless later changed by the Owner. The Contingent Beneficiary is entitled to receive benefits under the Contract upon the death of the sole surviving Owner, when all Primary Beneficiary(ies) predecease the sole surviving Owner.
You may change or add Beneficiaries at any time by written request in a form satisfactory to us, unless you have designated an irrevocable Beneficiary. You may restrict income payments to Beneficiaries by written request in a form satisfactory to us. Once we accept a request, the change or restriction will take effect as of the date you signed the request. Any change is subject to any payment we make or other action we take before we accept the change.
If no named Beneficiary is living when the sole surviving Owner dies, or if a Beneficiary has not been named, the new Beneficiary will be:
1. your spouse, or if he or she is no longer living,
ii. your surviving children equally, or if you have no surviving children,
iii. your estate.

If there is more than one Beneficiary and one of the Beneficiaries is a corporation, trust or other non-living person, all Beneficiaries will be considered to be non-living persons.
Unless you have provided directions, in writing in a form satisfactory to us, to the contrary, the Beneficiaries will take equal shares. If there is more than one Beneficiary in a class and one of the Beneficiaries predeceases the Owner, the remaining Beneficiaries in that class will divide the deceased Beneficiary's share in proportion to the original share of the remaining Beneficiaries.
SURVIVOR CLAUSE
For purposes of this Contract, in determining whether a living person, including an Owner, Primary Beneficiary, Contingent Beneficiary, or Annuitant ("Living Person A") has survived another living person, including an Owner, Primary Beneficiary, Contingent Beneficiary, or Annuitant ("Living Person B"), Living Person A must survive Living Person B by at least 24 hours. Otherwise, Living Person A will be conclusively deemed to have predeceased Living Person B.

ACCUMULATION PHASE

ACCUMULATION PHASE DEFINED The "Accumulation Phase" is the first of two phases during your Contract. The Accumulation Phase begins on the Issue Date stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless this Contract is terminated before that date.
CONTRACT YEAR A "Contract Year" is the 365 day period (366 days for a leap year) beginning on the Issue Date and on each anniversary of the Issue Date.
VALUATION DATE AND VALUATION PERIOD A "Valuation Date" is each date Monday through Friday on which the New York Stock Exchange is open for regular trading. A "Valuation Period" is the time interval beginning at the closing of the New York Stock Exchange on a Valuation Date and ending at the closing of the New York Stock Exchange on the following Valuation Date.
PURCHASE PAYMENTS The initial purchase payment is shown on the Annuity Data Page. You may make subsequent purchase payments during the Accumulation Phase. We reserve the right to impose a minimum amount on each subsequent purchase payment. This minimum amount will not exceed $1,000. We also reserve the right to limit cumulative purchase payments to a maximum amount of $1,000,000. We may limit your ability to make subsequent purchase payments in order to comply with the laws of the state where this Contract is delivered.
We will invest the purchase payments in the Investment Alternatives you select. You may allocate any portion of your purchase payment in whole percents from 0% to 100% or in exact dollar amounts to any of the Investment Alternatives. The total allocation of your purchase payment to the Investment Alternatives you select must equal 100%.
The allocation of the initial purchase payment is shown on the Annuity Data Page. Allocation of each subsequent purchase payment will be the same as the allocation for the most recent purchase payment unless you change the allocation. You may change the allocation of subsequent purchase payments at any time, without charge, by notice in a form satisfactory to us. Any change will take effect as of the day we receive the notice.

INITIAL PURCHASE PAYMENT ALLOCATION If the Trial Examination Period provision requires us to refund purchase payments, then during the Trial Examination Period, we reserve the right to invest the purchase payments you allocated to the Variable Account to a money market Variable Sub-account available under this Contract. We will notify you if we do so. At the end of the Trial Examination Period, the amount in the money market Variable Sub-account will be allocated to the Variable Sub-accounts as originally designated by you. This allocation will not be considered a transfer.
INVESTMENT ALTERNATIVES Investment Alternatives are the Sub-accounts of the Variable Account and the Fixed Account Options under this Contract.
We reserve the right in our sole discretion to:
- make additional Investment Alternatives available;
- modify, substitute or eliminate any current or future Investment Alternatives we make available; and
- establish and modify the terms and conditions for making purchase payments to, withdrawals from, and transfers to or from any of the Investment Alternatives we make available.
Without limiting the foregoing:
We reserve the right to impose limitations on the Investment Alternatives in which you may invest. These limitations may include, but are not limited to, maximum investment limits on certain Variable Sub-accounts or on certain Fixed Account Options, exclusion of certain Variable Sub-accounts or of certain Fixed Account Options, required minimum allocations to certain Variable Sub-accounts, and/or the required use of automatic portfolio rebalancing. A current explanation and list of investment limitations is set forth in the prospectus that pertains to your Contract.
VARIABLE ACCOUNT The "Variable Account" for this Contract is shown on the Annuity Data Page. This account is a separate investment account to which we allocate assets contributed under this and certain other contracts. The income, gains and losses, realized or unrealized, from assets allocated to the Variable Account are credited to or charged against the account without regard to our other income, gains or losses.
If we deem it to be in the best interests of persons having voting rights under the Contracts, the Variable Account may be operated as a management company under the Investment Company Act of 1940, as amended, or it may be deregistered under such Act in the event such registration is no longer required.
VARIABLE SUB-ACCOUNTS The Variable Account is divided into Sub-accounts. Each Sub-account represents an investment in the shares of the mutual fund underlying that Sub-account. We may offer additional Sub-accounts of the Variable Account at our discretion. We reserve the right to limit the number of Sub-accounts of the Variable Account that may be invested in at any one time.
We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the shares of the underlying mutual fund of the Sub-accounts of the Variable Account. We will not substitute any shares attributable to your interest in a Sub-account of the Variable Account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940, as amended.
We reserve the right to establish additional Sub-accounts of the Variable Account, each of which would invest in shares of a mutual fund. You may then instruct us to allocate purchase payments or transfers to such Sub-accounts, subject to any terms set by us or the mutual fund. We reserve the right to limit the availability of Sub-accounts and/or funds for this Contract.
In the event of any such substitution or change, we may by endorsement, make such changes as may be necessary or appropriate to reflect such substitution or change.

FIXED ACCOUNT OPTIONS There are 3 Fixed Account Options under this Contract. The Fixed Account Options are the Dollar Cost Averaging Fixed Account Option, the Standard Fixed Account Option and the Market Value Adjusted Fixed Account Option.
DOLLAR COST AVERAGING FIXED ACCOUNT OPTION The Dollar Cost Averaging Fixed Account is divided into individual Transfer Period Accounts. A new Transfer Period Account is established each time you allocate a purchase payment to the Dollar Cost Averaging Fixed Account and you choose the term length of the new Transfer Period Account. Purchase payments may not be allocated to any existing Transfer Period Account. No amount may be transferred into the Dollar Cost Averaging Fixed Account. Each Transfer Period Account is identified by the date the Transfer Period Account begins and the term length of the Transfer Period Account. Each purchase payment allocated to a Transfer Period Account must be at least $500. We will offer term lengths from which you may select for your Transfer Period Account(s), which may range from three to eighteen months; however, we may modify or eliminate the term lengths we offer at our discretion.
Amounts in a Transfer Period Account will earn interest at the rate declared for the Transfer Period Account at the time it is established. This interest rate will be in effect for the term of the Transfer Period Account. Each purchase payment and all associated interest in a Transfer Period Account must be transferred to the other Investment Alternatives according to your allocation instructions in equal monthly installments during the term of the Transfer Period Account. We reserve the right to restrict the Investment Alternatives available for transfers from any Transfer Period Account. We may offer weekly, quarterly, semi-annual or other installment transfer period alternatives, at our discretion. For each purchase payment, the first transfer from a Transfer Period Account will begin on the first Valuation Date after the payment is received by us. If we do not receive an allocation instruction from you when payment is received by us, the purchase payment and all associated interest will be transferred to the money market Variable Sub-account in equal installments until we have received a different allocation instruction.
At the expiration of a Transfer Period Account, any residual amount will be automatically transferred to the money market Variable Sub-account. If you discontinue the Dollar Cost Averaging Option before the expiration of a Transfer Period Account, the remaining balance will be transferred on the day we receive notification to the money market Variable Sub-account unless you request a different Investment Alternative.
GUARANTEE PERIOD ACCOUNT The Standard Fixed Account and Market Value Adjusted Fixed Account are divided into individual Guarantee Period Accounts. A new Guarantee Period Account is established each time you allocate a purchase payment or transfer to the Standard Fixed Account or Market Value Adjusted Fixed Account. Each Guarantee Period Account is identified by the date the Guarantee Period Account was established and the term length of the Guarantee Period Account. You may not allocate a purchase payment or transfer to any existing Guarantee Period Account. Each purchase payment or transfer into a Guarantee Period Account must be at least $500. We will offer the following term lengths you may choose from for your Guarantee Period Accounts:
- one year for the Standard Fixed Account
- from one to ten years for the Market Value Adjusted Fixed Account
We may add to, modify or eliminate the term lengths we offer at our discretion.
You must choose the term length for a new Guarantee Period Account from the term lengths we offer for the Standard Fixed Account and the Market Value Adjusted Fixed Account at the time you create the new Guarantee Period Account. If you allocate a purchase payment or transfer to the Standard Fixed Account or the Market Value Adjusted Fixed Account, but you do not select a term length for the new Guarantee Period Account, we will allocate the purchase payment or the transfer to a new Guarantee Period Account with the same term length as the Guarantee Period Account of your most recent purchase payment or transfer to the same Fixed Account Option. If we no longer offer that term length, then we will allocate the purchase payment or the transfer to a new Guarantee Period Account with the next shortest term currently offered for that Fixed Account Option. If you have not made a prior allocation to a Guarantee Period Account, then we will allocate the purchase payment or the transfer to a new Guarantee Period Account of the shortest term we are offering at that time.

STANDARD FIXED ACCOUNT OPTION The following provisions apply to Guarantee Period Accounts of the Standard Fixed Account Option. Amounts in a Guarantee Period Account will earn interest at the rate declared for the term length at the time it is established. This interest rate will be in effect for one year. On the first anniversary of a Guarantee Period Account, we will declare a renewal interest rate, which will remain in effect for one year. Subsequent renewal dates will be on the anniversaries of the first renewal date.
The total amount of transfers and withdrawals from any individual Guarantee Period Account during a Contract Year cannot exceed 30% of the amount used to establish that Guarantee Period Account. Any portion of the total allowable transfer and withdrawal amount that is not transferred or withdrawn in a Contract Year will not increase the allowable transfer and withdrawal amount for any subsequent Contract Year. This limit will be waived if you elect to withdraw your entire Contract Value.
Prior to the renewal date of each Guarantee Period Account we will mail you a renewal notice outlining the options available to you. During the 30 day period after a renewal date, the 30% limit described above will be waived and you may transfer or withdraw all or a portion of the amount in the renewing Guarantee Period Account. If you make a withdrawal, a Withdrawal Charge and any applicable taxes may apply. If we receive notification of your election to make a transfer or withdrawal from a renewing Guarantee Period Account on or before the renewal date, the transfer or withdrawal will be deemed to have occurred on the renewal date. If we receive notification of your election to make a transfer or withdrawal from the renewing Guarantee Period Account after the renewal date, but before expiration of the 30 day period, (i) the transfer or withdrawal will be deemed to have occurred on the day we receive such notice, and (ii) the amount transferred or withdrawn will earn interest for the period beginning on the renewal date and ending on the day we receive notification of your election at the renewal interest rate declared. Any remaining balance not withdrawn or transferred from the renewing Guarantee Period Account will continue to earn interest until the next renewal date at the renewal interest rate declared. If we do not receive notification from you within the 30 day period, you will be deemed to have elected to renew the Guarantee Period Account and the amount in the renewing Guarantee Period Account will continue to earn interest at the renewal interest rate declared until the next renewal date, and will be subject to all restrictions of the Standard Fixed Account.
MARKET VALUE ADJUSTED FIXED ACCOUNT OPTION The following provisions apply to Guarantee Period Accounts of the Market Value Adjusted Fixed Account Option. Amounts in a Guarantee Period Account will earn interest at the rate declared for the term length at the time it is established. This interest rate will be in effect for the term of the Guarantee Period Account. Upon the expiration of the term of the Guarantee Period Account, unless you specify otherwise, we will transfer the amount in the expiring Guarantee Period Account to establish a new Guarantee Period Account with the same term length and at an interest rate declared by us. The new Guarantee Period Account will be established as of the day immediately following the expiration date of the expiring Guarantee Period Account ("New Account Start Date").
Prior to the expiration of each Guarantee Period Account, we will mail you a notice outlining the options available to you. During the 30 day period after the expiration of a Guarantee Period Account, you may transfer or withdraw all or a portion of the amount in the expiring Guarantee Period Account without a Market Value Adjustment. If you make a withdrawal, a Withdrawal Charge and any applicable taxes may apply. If we receive notification of your election to make a transfer or withdrawal from an expiring Guarantee Period Account on or before the New Account Start Date, the transfer or withdrawal will be deemed to have occurred on the New Account Start Date. If we receive notification of your election to make a transfer or withdrawal from an expiring Guarantee Period Account after the New Account Start Date, but before expiration of the 30 day period, (i) the transfer or withdrawal will be deemed to have occurred on the day we receive such notice; and (ii) the amount transferred or withdrawn will earn interest for the period beginning on the New Account Start Date and ending on the day we receive notification of your election. Any remaining balance not withdrawn or transferred will earn interest for the term of the new Guarantee Period Account, at the interest rate declared for such Account. If we do not receive notification from you within the 30 day period, you will be deemed to have elected to transfer the amount in the expiring Guarantee Period Account to establish a new Guarantee Period Account with the same term length, and the amount in the new Guarantee Period Account will continue to earn interest at the interest rate declared for the new Guarantee Period Account, and will be subject to all restrictions of the Market Value Adjusted Fixed Account. If we no longer offer the term length of the expiring Guarantee Period Account, the term length of the new Guarantee Period Account will be the next shortest term length we offer for the Market Value Adjusted Fixed Account at that time, and the interest rate will be the rate declared by us at that time for such term.

MARKET VALUE ADJUSTMENT A Market Value Adjustment will apply to any withdrawal or transfer from a Guarantee Period Account of the Market Value Adjusted Fixed Account other than during the 30 day period after such Guarantee Period Account expires. A Market Value Adjustment also may apply to amounts in the Market Value Adjusted Fixed Account if we pay Death Proceeds or if the Payout Start Date begins on a day other than during the 30 day period after such Guarantee Period Account expires.
A Market Value Adjustment is an increase or decrease in the amount reflecting changes in the level of interest rates since the Guarantee Period Account was established. As used in the formula below, "Treasury Rate" means the U. S. Treasury Note Constant Maturity yield as reported in Federal Reserve Bulletin Release H.15. If such yields cease to be available in Federal Reserve Bulletin Release H.15, then we will use an alternate source for such information in our discretion. The Market Value Adjustment is determined using the following adjustment factor:
.9 x {I - (J + .0025)} x N where:
I = the Treasury Rate for a maturity equal to the term length of the Guarantee Period Account for the week preceding the establishment of the Guarantee Period Account;
J = the Treasury Rate for the same maturity as I, as of the week preceding the date amounts are transferred or withdrawn from the Guarantee Period Account, the date we determine the Death Proceeds, or the Payout Start Date, as the case may be ("Market Value Adjustment Date"); and
N = the number of whole and partial years remaining in the term of the Guarantee Period Account, measured from the Market Value Adjustment Date to the expiration of the Guarantee Period Account.
The amount subject to a Market Value Adjustment is multiplied by the adjustment factor to determine the amount of the Market Value Adjustment.
CREDITING INTEREST We credit interest daily to money allocated to the Fixed Account Options at interest rates which compound over one year to the interest rates we declared when the money was allocated. We will credit interest to the initial purchase payment from the Issue Date. We will credit interest to subsequent purchase payments from the day we receive them. We will credit interest to amounts transferred from the day the transfer is made. The annualized interest rate for the Dollar Cost Averaging Fixed Account and the Standard Fixed Account will never be less than 3%.
TRANSFERS Prior to the Payout Start Date, you may transfer amounts among the Investment Alternatives. You may make 12 transfers per Contract Year without charge. Each transfer after the 12th in any Contract Year may be assessed a transfer fee of up to 2.0% of the amount transferred. Any transfers made from the Dollar Cost Averaging Fixed Account do not count as one of the free transfers allowed each Contract Year; and are not assessed a transfer fee. Multiple transfers on a single Valuation Date are considered a single transfer for purposes of assessing the transfer fee.
Transfers to and from the Fixed Account Options are subject to the restrictions described in the Dollar Cost Averaging Fixed Account Option, Standard Fixed Account Option or Market Value Adjusted Fixed Account Option provisions of this Contract.
We reserve the right to limit the number of transfers among the Variable Sub-accounts in any Contract Year or to refuse any transfer request submitted by or on behalf of an Owner or certain Owners if, in our sole discretion:
- We believe that excessive trading by such Owner or Owners or a specific transfer request or group of transfer requests may have a detrimental effect on Unit Values or the share prices of the underlying mutual funds or would be to the disadvantage of other contract owners; or

- We are informed by one or more of the underlying mutual funds that the purchase of shares is to be restricted because of excessive trading or a specific transfer or group of transfers is deemed to have a detrimental effect on share prices of affected underlying mutual funds.
Such restrictions may be applied in any manner which is reasonably designed to prevent any use of the transfer right which is considered by us in our sole discretion to be to the disadvantage of the other contract owners.
We reserve the right to assess short-term trading fees in connection with transfers from Variable Sub-accounts that occur within a certain number of days following the date of allocation to the Variable Sub-accounts. Such fees may vary by Sub-account, but will only apply to those Sub-accounts corresponding to underlying mutual funds that assess such fees.
We reserve the right to waive the transfer fees and restrictions contained in this Contract.
CONTRACT VALUE Your "Contract Value" is equal to the sum of:
- the number of Accumulation Units you hold in each Sub-account of the Variable Account multiplied by the Accumulation Unit Value for that Sub-account on the most recent Valuation Date; plus
- the total value you have in the Fixed Account Options.
ACCUMULATION UNITS AND ACCUMULATION UNIT VALUE Amounts you allocate to a Sub-account of the Variable Account are used to purchase Accumulation Units in that Sub-account. The number of Accumulation Units purchased on a given Valuation Date will depend on the Accumulation Unit Value of the Sub-account on that Valuation date. Accumulation Unit Values at the end of any subsequent Valuation Periods are calculated by multiplying the Accumulation Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor for the Valuation Period. The Accumulation Unit Values may increase or decrease.
Accumulation Unit Values for each Sub-account of the Variable Account are determined only on Valuation Dates. The Accumulation Unit Value for each Sub-account will vary with the price per share of the underlying mutual fund of the Sub-account, and in accordance with the Mortality and Expense Risk Charge, Administrative Expense Charge and any applicable taxes.
Additions or transfers to a Sub-account of the Variable Account will increase the number of Accumulation Units for that Sub-account. Withdrawals or transfers from a Sub-account of the Variable Account, Contract Maintenance Charges and any applicable annual fees will decrease the number of Accumulation Units for that Sub-account.
NET INVESTMENT FACTOR For each Variable Sub-account, the "Net Investment Factor" for a Valuation Period is equal to:
- The sum of:
- the net asset value per share of the underlying mutual fund of the Sub-account determined at the end of the current Valuation Period; plus
- the per share amount of any dividend or capital gain distributions made by the underlying mutual fund of the Sub-account during the current Valuation Period.
- Divided by the net asset value per share of the underlying mutual fund of the Sub-account determined as of the end of the immediately preceding Valuation Period.
- The result is reduced by the Mortality and Expense Risk Charge and the Administrative Expense Charge corresponding to the portion of the 365 day year (366 days for a leap year) that is in the current Valuation Period.

The Net Investment Factor may be greater than, less than or equal to one; therefore, the value of an Accumulation Unit may increase, decrease, or remain the same.
CHARGES The charges for this Contract include Administrative Expense Charges, Mortality and Expense Risk Charges, Contract Maintenance Charges, transfer fees, and any applicable annual fees or taxes. If withdrawals are made, the Contract may also be subject to Withdrawal Charges.
ADMINISTRATIVE EXPENSE CHARGE Your actual Administrative Expense Charge is shown on the Annuity Data Page. (See the Accumulation Units and Accumulation Unit Value provision and the Net Investment Factor provision for a description of how this charge is applied.)
MORTALITY AND EXPENSE RISK CHARGE Your actual Mortality and Expense Risk Charges for the Contract as issued is shown on the Annuity Data Page. (See the Accumulation Units and Accumulation Unit Value provision and the Net Investment Factor provision for a description of how this charge is applied.)
Our actual mortality and expense experience will not adversely affect the dollar amount of variable benefits or other contractual payments or values under this Contract.
CONTRACT MAINTENANCE CHARGE On or prior to the Payout Start Date, a Contract Maintenance Charge will be deducted from your Contract Value on each Contract anniversary. The annual charge will be $30 per Contract Year. The Contract Maintenance Charge will be waived (i) for the remaining term of the Contract after the total amount of purchase payments you have made to this Contract reaches $50,000 or more; or (ii) for a Contract anniversary, if on that date your entire Contract Value is allocated to the Fixed Account Options. The charge is deducted only from the Sub-accounts of the Variable Account. The Contract Maintenance Charge will be deducted from the money market Variable Sub-account first; if the money market Variable Sub-account has insufficient funds to cover the Contract Maintenance Charge, the balance will be deducted on a pro-rata basis from each of the other Sub-accounts of the Variable Account in the proportion that your value in each Sub-account bears to your total value in all Sub-accounts of the Variable Account, excluding the money market Variable Sub-account. If the Contract is terminated on any date other than on the Contract anniversary, the full Contract Maintenance Charge will be deducted for the partial Contract Year.
After the Payout Start Date the Contract Maintenance Charge will be deducted in equal parts from each income payment. The Contract Maintenance Charge will be waived if the total amount of purchase payments you have made to this Contract on or prior to the Payout Start Date reaches $50,000 or more, or if, after the Payout Start Date, all income payments are Fixed Amount Income Payments.
TAXES Any premium tax relating to this Contract may be deducted from purchase payments or the Contract Value when the tax is incurred or at a later time.
WITHDRAWAL You have the right, subject to the restrictions and charges described in this Contract, to withdraw part or all of your Contract Value at any time during the Accumulation Phase. A withdrawal must be at least $50. If any withdrawal reduces the Contract Value to less than $1,000, we will treat the request as a withdrawal of the entire Contract Value. If you withdraw the entire Contract Value, the Contract will terminate.
You must specify the Investment Alternative(s) from which you wish to make a withdrawal. When you make a withdrawal, your Contract Value will be reduced by a withdrawal amount equal to the amount paid to you and any applicable Withdrawal Charge, Market Value Adjustment, Contract Maintenance Charge and taxes.
Withdrawals from the Standard Fixed Account are subject to the restrictions described in the Standard Fixed Account Option provision.

Any Withdrawal Charge will be waived on withdrawals taken to satisfy IRS minimum distribution rules; however the amount of the withdrawal will reduce the Free Withdrawal Amount, as described in the provision below, available in a Contract Year. Withdrawals taken from any Guarantee Period Account of the Standard Fixed Account to satisfy IRS minimum distribution rules will count towards the 30% limit for transfers and withdrawals, as described in the Standard Fixed Account Option provision. This waiver is permitted only for withdrawals that satisfy required distributions resulting solely from this Contract.
FREE WITHDRAWAL AMOUNT The Free Withdrawal Amount available in a Contract Year is equal to 15% of the purchase payments that are subject to a Withdrawal Charge as of the beginning of the Contract Year, plus 15% of the purchase payments added to the Contract during the Contract Year. Purchase payments that are no longer subject to a Withdrawal Charge will not be used to determine the Free Withdrawal Amount for a Contract Year, nor will they be assessed a Withdrawal Charge, if withdrawn.
During each Contract Year you may withdraw the Free Withdrawal Amount without incurring a Withdrawal Charge; however, the amount withdrawn may be subject to a Market Value Adjustment and any applicable taxes. If you do not withdraw the entire Free Withdrawal Amount during a Contract Year, any remainder is not carried forward to increase the Free Withdrawal Amount in a subsequent Contract Year. The Free Withdrawal Amount is only available during the Accumulation Phase of the Contract.
WITHDRAWAL CHARGE A Withdrawal Charge may be assessed on certain withdrawals. For purposes of assessing the Withdrawal Charge, we assume that purchase payments are withdrawn first, beginning with the oldest payment. When all purchase payments have been withdrawn, additional withdrawals will not be assessed a Withdrawal Charge.
Withdrawals during the Accumulation Phase in excess of the Free Withdrawal Amount will be subject to a Withdrawal Charge as follows:

Payment Year: 1 2 3 4 5 6 7 8 and Later Percentage: 7% 7% 6% 5% 4% 3% 2% 0%

For each purchase payment withdrawal, the "Payment Year" in the table above is the 365 day year (366 days for a leap year) beginning on the day we received the purchase payment. The Withdrawal Charge is determined by multiplying the percentage corresponding to the Payment Year in the table above and the amount of each purchase payment withdrawal that is in excess of the Free Withdrawal Amount.
DEATH OF OWNER If you die prior to the Payout Start Date, the new Owner will be the surviving Owner. If there is no surviving Owner, the new Owner will be the Beneficiary(ies) as described in the Beneficiary provision.
If there is more than one new Owner taking a share of the Death Proceeds, described in the Death Proceeds provision, each new Owner will be treated as a separate and independent Owner of his or her respective share of the Death Proceeds. Each new Owner will exercise all rights related to his or her share of the Death Proceeds, including the sole right to elect one of the Option(s) below, subject to any restrictions previously placed upon the new Owner. Each new Owner may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the Option chosen by the original new Owner.
If any new Owner is a non-living person, all new Owners will be considered to be non-living persons for purposes of this provision.
The Options available to the new Owner will be determined by the applicable following Category in which the new Owner is defined. If the new Owner took ownership of the Contract as the Beneficiary, the new Owner's Options will be subject to any restrictions previously placed upon the Beneficiary. An Option will be deemed to have been chosen on the day we receive written notification in a form satisfactory to us.

Category 1. If your spouse is the sole new Owner of the entire
Contract, your spouse must choose from Options A, B, C or D, described below. If your spouse does not choose one of these
Options, Option D will apply.

Category 2. If the new Owner is a living person who is not your spouse, or if there are multiple living new Owners, the new Owner(s)
must choose from Options A, B or C, described below. If a new
Owner does not choose Option A, B or C, Option C will apply
for such new Owner.

Category 3. If the new Owner is a corporation, trust or other non-living person, the new Owner must choose between Options A or C, described below. If the new Owner does not choose Option
A or C, Option C will apply.

The following Death of Owner Options are available, as applicable:

Option A. The new Owner may elect to receive the Death Proceeds in a lump sum.

Option B. The new Owner may elect to receive the Death Proceeds paid out under one of the Income Plans described in the Payout
Phase section, subject to the following conditions:

Income payments must begin within one year of your date of
death. Income payments must be payable:

1. over the life of the new Owner; or
2. for a guaranteed payment period of at least 5 years,
but not to exceed the life expectancy of the new
Owner; or
3. over the life of the new Owner with a guaranteed
payment period of at least 5 years, but not to
exceed the life expectancy of the new Owner.

Option C. The new Owner may elect to receive the Contract Value payable within 5 years of your date of death. If the new Owner elects this Option, the Contract Value will be recalculated to equal the Death Proceeds, determined as of the day we receive the first complete request for settlement of the Death
Proceeds. Unless otherwise instructed by the new Owner, if the
Death Proceeds is greater than the Contract Value immediately before it is recalculated, the excess, if any, of the Death
Proceeds over the Contract Value will be allocated to the
money market Variable Sub-account. Thereafter, the new Owner may exercise all rights as set forth in the Transfers
provision during this 5 year period.

No additional purchase payments may be added to the Contract under this election. Withdrawal Charges will be waived for any withdrawals made during this 5 year period; however the amount withdrawn may be subject to a Market Value Adjustment.

If the new Owner dies prior to the complete liquidation of the
Contract Value, then the new Owner's Beneficiary(ies) will
receive the greater of the remaining Settlement Value or the remaining Contract Value. This amount must be fully withdrawn within 5 years of the date of the original Owner's death.

Option D. The new Owner may elect to continue the Contract in the
Accumulation Phase. If the Owner was also the Annuitant, then the new Owner will be the new Annuitant. Only one Contract
continuation is allowed under this Contract.

If the Contract is continued in the Accumulation Phase, the

Following conditions apply:
- If the new Owner elects this Option, the Contract Value will be recalculated to equal the Death Proceeds, determined as of the day we receive the first complete request for settlement of the Death Proceeds.
- Unless otherwise instructed by the new Owner, if the Death Proceeds is greater than the Contract Value immediately before it is recalculated, the excess, if any, of the Death

Proceeds over the Contract Value will be allocated to the
Sub-accounts of the Variable Account. This excess will be
allocated in proportion to the percentages of your Contract
Value in those Sub-accounts as of the end of the Valuation

Period during which we receive the complete request for settlement of the Death Proceeds, except that any portion of this excess attributable to the Fixed Account Options will be allocated to the money market Variable Sub-account.
- Within 30 days after the date we determine the Death Proceeds, the new Owner may transfer all or a portion of the excess of the Death Proceeds, if any, into any combination of Variable Sub-accounts, the Standard Fixed Account and the Market Value Adjusted Fixed Account without incurring a transfer fee. Any such transfer does not count as one of the free transfers allowed each Contract Year and is subject to any minimum allocation amount specified in this Contract.
- The new Owner may make a single withdrawal of any amount within one year of the date of your death without incurring a Withdrawal Charge; however, the amount withdrawn may be subject to a Market Value Adjustment.
- Prior to the Payout Start Date, the Death Proceeds of the continued Contract will be as described in the Death Proceeds provision.
Under any of these Options, all ownership rights subject to the conditions stated in this provision or any restrictions previously placed upon the Beneficiary, are available to the new Owner from the date of your death to the date on which the Death Proceeds are paid.
We reserve the right to offer additional Death of Owner Options.
If the Owner dies after the Payout Start Date, refer to the Payout Phase section of this Contract.
DEATH OF ANNUITANT If the Annuitant who is also the Owner dies prior to the Payout Start Date, the Death of Owner provision applies. If the Annuitant who is not also the Owner dies prior to the Payout Start Date, the Options available to the Owner will be determined by the applicable following Category in which the Owner is defined.

Category 1. If the Owner is a living person, prior to the Annuitant's death, the Owner must choose from Options A, B or D, as
described below. We reserve the right to change the timing and manner of this selection. If the Owner does not choose Option
A, B or D, Option D will apply.

Category 2. If the Owner is a corporation, trust or other non-living person, the Owner must choose between Options A or C,
described below. If the Owner does not choose Option A or C,
Option C will apply.

The following Death of Annuitant Options are available:

Option A. The Owner may elect to receive the Death Proceeds in a lump sum.

Option B. The Owner may elect to receive the Death Proceeds paid out under one of the Income Plans as described in the Payout Phase section. Income payments must begin within one year of the
Annuitant's date of death.

Option C. The Owner may elect to receive the Contract Value payable within 5 years of the Annuitant's date of death. If the new
Owner elects this Option, the Contract Value will be
recalculated to equal the Death Proceeds, determined as of the day we receive the first complete request for settlement of
the Death Proceeds. Unless otherwise instructed by the Owner, if the Death Proceeds is greater than the Contract Value
immediately before it is recalculated, the excess, if any, of the Death Proceeds over the Contract Value will be allocated to the money market Variable Sub-account. Thereafter, the
Owner may exercise all rights as set forth in the Transfers
provision during this 5 year period.

No additional purchase payments may be added to the Contract under this election. Withdrawal Charges will be waived for any withdrawals made during this 5 year period; however the amount withdrawn may be subject to a Market Value Adjustment.

Option D. The Owner may elect to continue the Contract in the
Accumulation Phase and the youngest Owner will become the
Annuitant. The Contract Value of the continued Contract will not be adjusted to equal the Death Proceeds upon the death of the Annuitant.

Under any of these Options, all ownership rights, subject to the conditions stated in this provision, are available to the Owner from the date of the Annuitant's death to the date on which the Death Proceeds are paid.
We reserve the right to offer additional Death of Annuitant Options.
If the Annuitant dies after the Payout Start Date, refer to the Payout Phase section of this Contract.
DEATH PROCEEDS If we receive a complete request for settlement of the Death Proceeds within 180 days of the date of the Owner's or Annuitant's death, the Death Proceeds are equal to the Death Benefit described below. Otherwise, the Death Proceeds are equal to the greater of the Contract Value or the Settlement Value.
We will determine the value of the Death Proceeds as of the end of the Valuation Period during which we receive the first complete request for settlement of the Death Proceeds. A complete request includes due proof of death.
We reserve the right to extend, on a non-discriminatory basis, the 180-day period in which the Death Proceeds will equal the Death Benefit. This right will only apply for purposes of determining the amount payable as Death Proceeds and in no way restricts when a claim may be filed.
DEATH BENEFIT Prior to the Payout Start Date, the Death Benefit is equal to the greatest of:
- the sum of all purchase payments reduced by a withdrawal adjustment for each withdrawal, as described below; or
- the Contract Value as of the date we determine the Death Proceeds; or
- the Settlement Value as of date we determine the Death Proceeds.
A withdrawal adjustment is equal to (a) divided by (b) and the result multiplied by (c) where:
(a) is the withdrawal amount.
(b) is the Contract Value immediately prior to the withdrawal.
(c) is the sum of all purchase payments immediately prior to the withdrawal, less any prior withdrawal adjustments.
SETTLEMENT VALUE The Settlement Value is the amount that would be paid in the event of a full withdrawal of the Contract Value.

PAYOUT PHASE

PAYOUT PHASE DEFINED The "Payout Phase" is the second of the two phases during your Contract. The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan(s) chosen.

PAYOUT START DATE The "Payout Start Date" is the date the Contract Value adjusted by any Market Value Adjustment and less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days prior to this date.
The anticipated Payout Start Date is the later of:
- the Annuitant's 99th birthday; or
- the 10th anniversary of the Issue Date.
INCOME PLANS An "Income Plan" is a series of payments to be made on a scheduled basis to you or to another person designated by you. The Contract Value on the Payout Start Date adjusted by any Market Value Adjustment and less any applicable taxes, will be applied to your Income Plan choice from the following list. You may choose more than one Income Plan. If you choose more than one Income Plan, you must specify what proportions of your Contract Value, adjusted by any Market Value Adjustment and less any applicable taxes, should be allocated to each Income Plan. For tax reporting purposes, your cost basis and any gain on the Contract will be allocated proportionately to each Income Plan chosen based on the proportion of your Contract Value applied to each Income Plan. We reserve the right to limit the number of Income Plans that you may select.
INCOME PLAN 1 - LIFE INCOME WITH GUARANTEED NUMBER OF PAYMENTS We will make payments for as long as the Annuitant lives. If the Annuitant dies in the Payout Phase, we will continue to pay income payments until the guaranteed number of payments have been paid. The number of months guaranteed ("Guaranteed Payment Period") may range from 0 to 360 months. If the Annuitant is age 90 or older as of the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months.
INCOME PLAN 2 - JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED NUMBER OF PAYMENTS We will make payments for as long as either the Annuitant or joint Annuitant, named at the time of Income Plan selection, lives. If both the Annuitant and the joint Annuitant die in the Payout Phase, we will continue to pay income payments until the guaranteed number of payments have been paid. The Guaranteed Payment Period may range from 0 to 360 months. If either the Annuitant or joint Annuitant is age 90 or older as of the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months.
INCOME PLAN 3 - GUARANTEED NUMBER OF PAYMENTS We will make payments for a Guaranteed Payment Period. These payments do not depend on the Annuitant's life. The minimum Guaranteed Payment Period is 60 months (120 months if the Payout Start Date occurs prior to the third anniversary of the Issue Date). The maximum Guaranteed Payment Period is 360 months or the number of months between the Payout Start Date and the date that the Annuitant reaches age 100, if greater. In no event may the Guaranteed Payment Period exceed 600 months. Income Plan 3 offers a withdrawal option as described in the Payout Withdrawal provision. Income payments under Income Plan 3 are subject to the following:
- You may request to change the length of the Guaranteed Payment Period and the frequency of payments. You may make this change no more than once each Contract Year. We reserve the right to limit the availability of such changes or to change the frequency of allowable changes without prior notice. If you elect to change the length of the Guaranteed Payment Period, the new payment period must be within the original maximum and minimum payment period you would have been permitted to select on the Payout Start Date; however the maximum payment period available to you will be shortened by the period elapsed since the original payment period began.
- If you change the length of your Guaranteed Payment Period, we will compute the present value of all remaining payments, using the same assumptions we would use if you were terminating the guaranteed payment plan, as described in the Payout Withdrawal provision. We will then adjust the remaining income payments to equal what the computed present value would support based on those same assumptions and based on the revised Guaranteed Payment Period.
- Changes to either the frequency of payments or length of a Guaranteed Payment Period will result in a change to the payment amount and may change the amount of each payment that is taxable to you.
- Any change in the frequency of payments or length of a Guaranteed Payment Period takes effect on the next payment date after we accept the requested change.
We reserve the right to make other Income Plans available.
INCOME PAYMENTS For each Income Plan selected, payment amounts may vary with the performance of the chosen Variable Sub-accounts and/or may be fixed for the duration of the Income Plan. On the Payout Start Date, you must specify the portion of the Contract Value to be applied to Variable Amount Income Payments and the portion to be applied to Fixed Amount Income Payments. For the portion of your Contract Value to be applied to Variable Amount Income Payments, you must also specify the Variable Sub-accounts on which to base the Variable Amount Income Payments as well as the allocation among those Variable Sub-accounts. If you do not choose how the Contract Value is to be applied, then the portion of the Contract Value in the Variable Account on the Payout Start Date will be applied to Variable Amount Income Payments, according to the Variable Sub-account allocations as of the Payout Start Date, and the remainder of the Contract Value will be applied to Fixed Amount Income Payments. The method of calculating the initial payment is different for Variable Amount Income Payments and Fixed Amount Income Payments.
VARIABLE AMOUNT INCOME PAYMENTS On the Payout Start Date, the portion of the Contract Value you specify to be applied to Variable Amount Income Payments, adjusted by any applicable Market Value Adjustment and less any applicable taxes, is applied to the appropriate income payment factor for the selected Income Plan to determine the Initial Variable Amount Income Value. An explanation of the basis for determining income payment factors is described in the Income Payment Tables provision.
The Initial Variable Amount Income Value will be allocated among the Variable Sub-accounts you have chosen in the proportions you specified, as described above in the Income Payments provision. The portion of the Initial Variable Amount Income Value allocated to a particular Variable Sub-account is divided by the Annuity Unit Value for that Variable Sub-account on the Payout Start Date. This determines the number of Annuity Units from that Sub-account which will be used to determine your Variable Amount Income Payments. Variable Amount Income Payments, which include your first Variable Amount Income Payment, will vary depending on changes in the Annuity Unit Values for the Sub-accounts upon which the income payments are based. Unless Annuity Transfers are made between Sub-accounts, each income payment from that Sub-account will be that number of Annuity Units multiplied by the Annuity Unit Value for the Sub-account for the Valuation Date on which the income payment is made.
ANNUITY UNIT VALUE The Annuity Unit Value for each Sub-account of the Variable Account at the end of the Valuation Period coinciding with the Payout Start Date is the number used to determine the number of Annuity Units.
Annuity Unit Values at the end of subsequent Valuation Periods are calculated by:
- multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the Sub-account's Net Investment Factor during the period; and then
- dividing the result by 1.000 plus the Assumed Investment Rate for the period.
ASSUMED INVESTMENT RATE The Assumed Investment Rate is an effective annual rate of 3%. We reserve the right to offer other Assumed Investment Rates. The Assumed Investment Rate may not be changed after an Income Plan has been selected.
FIXED AMOUNT INCOME PAYMENTS On the Payout Start Date, the portion of the Contract Value you specify, adjusted by any applicable Market Value Adjustment and less applicable taxes, will be applied to Fixed Amount Income Payments. The Fixed Amount Income Payment is determined by applying the above value to the greater of:
- The appropriate income payment factor for the selected Income Plan from the Income Payment Tables shown in the Income Payment Tables provision. An explanation of the basis for determining the income payment factors is described in the Income Payment Tables provision.
- An income payment factor for the selected Income Plan that we are offering on the Payout Start Date.
Fixed Amount Income Payments are fixed for the duration of the Income Plan.
ANNUITY TRANSFERS After the Payout Start Date, you may make transfers among the Variable Sub-accounts. You may make up to 12 transfers per Contract Year within each Income Plan. No transfers may be made from the Fixed Amount Income Payments nor may transfers be made among Income Plans. Multiple transfers on a single Valuation Date are considered a single transfer.
PAYOUT WITHDRAWAL A Payout Withdrawal is a withdrawal of all or a portion of the allowable Withdrawal Value under an Income Plan. You may withdraw all or a portion of the Withdrawal Value under Income Plan 3 at any time, subject to a Payout Withdrawal Charge, by notice in a form satisfactory to us. For Variable Amount Income Payments, the Withdrawal Value is equal to the present value of the Variable Amount Income Payments being terminated, calculated using a discount rate equal to the Assumed Investment Rate that was used in determining the initial variable payment. For Fixed Amount Income Payments, the Withdrawal Value is equal to the present value of the Fixed Amount Income Payments being terminated, calculated using a discount rate equal to the Applicable Current Interest Rate. For this calculation, the Applicable Current Interest Rate is the rate we are using to determine income payments for a new annuitization with a payment period equal to the remaining payment period of the income payments being terminated on the day we receive your written payout withdrawal request.
A Payout Withdrawal must be a least $50. If any Payout Withdrawal reduces the value of the remaining income payments to an amount not sufficient to provide an initial payment of at least $20, we reserve the right to terminate the Contract and pay you the present value of the remaining income payments in a lump sum. If you withdraw the entire value of the remaining income payments, the Contract will terminate.
You must specify the Income Plan(s) and the Investment Alternative(s) from which you wish to make a Payout Withdrawal. If you withdraw a portion of the value of your remaining income payments, the payment period will remain unchanged and your remaining payment amounts will be reduced proportionately. On the day you withdraw all or a part of your Withdrawal Value, the Withdrawal Value will be reduced by the amount of the Payout Withdrawal. The remaining income payments will be reduced so that the present value of the reduced income payments plus the amount of the Payout Withdrawal will be equivalent to the present value of the income payments just prior to the Payout Withdrawal.
PAYOUT WITHDRAWAL CHARGE For purposes of assessing the Payout Withdrawal Charge, we assume that purchase payments are withdrawn first, beginning with the oldest payment. When all purchase payments have been withdrawn, additional withdrawals will not be assessed a Payout Withdrawal Charge.
Payout Withdrawals will be subject to a Payout Withdrawal Charge as follows:

Payment Year: 1 2 3 4 5 6 7 8 and later Percentage: 7% 7% 6% 5% 4% 3% 2% 0%

For each purchase payment withdrawal, the "Payment Year" in the table is the 365 day period (366 days for a leap year) beginning on the date we receive the purchase payment. The Payout Withdrawal Charge is determined by multiplying the percentage corresponding to the Payment Year in the table above by the amount of each purchase payment withdrawal.
Regularly scheduled income payments are never subject to a Payout Withdrawal Charge.
PAYOUT TERMS AND CONDITIONS The income payments are subject to the following terms and conditions:
- If the Contract Value is less than $2,000 when it is applied to the Income Plan(s) you choose, or if the Contract Value is not enough to provide an initial payment of at least $20 when it is applied to the Income Plan(s) you choose, we reserve the right to:
- change the payment frequency to make the payment at least $20; or
- terminate the Contract and pay you the Contract Value adjusted by any Market Value Adjustment and less any applicable taxes in a lump sum.
- If we do not receive a written selection of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be deemed to be Life Income with a Guaranteed Payment Period of 120 months.
- If you choose an Income Plan which depends on any person's life, we may require:
- proof of age and sex before income payments begin; and
- proof that the Annuitant or joint Annuitant is still alive before we make each payment.
- After the Payout Start Date, a new Income Plan may not be selected nor may amounts be reallocated to a different Income Plan.
- After the Payout Start Date, withdrawals cannot be made unless income payments are being made under Income Plan 3. You may terminate income payments and withdraw the Withdrawal Value under Income Plan 3 at any time, subject to Payout Withdrawal Charges.
- If any Owner dies during the Payout Phase, the new Owner will be the surviving Owner. If there is no surviving Owner, the new Owner will be the Beneficiary(ies) as described in the Beneficiary provision. Any remaining income payments will be paid to the new Owner as scheduled.

INCOME PAYMENT TABLES

The Income Payment Tables shown below contain monthly income payment factors per $1,000 applied, which were calculated using the Annuity 2000 Mortality Tables and an annual interest rate of 3%. For ages and guaranteed payment periods not shown, monthly income payment factors will be calculated on a basis consistent with the factors shown. The adjusted age of the Annuitant is used to determine the appropriate monthly income payment factor to apply for the selected Income Plan. The adjusted age is the actual age of the Annuitant(s) on the Payout Start Date, reduced by one year for each six full years between January 1, 2000 and the Payout Start Date.
The Income Payment Tables below will be used to determine the following:
- For Variable Amount Income Payments and an Assumed Investment Rate of 3%, the initial monthly income payment for the selected Income Plan. Subsequent monthly income payments will vary as described in the Variable Amount Income Payments provision. For Variable Amount Income Payments with an Assumed Investment Rate other than 3%, monthly income payment factors will be calculated on a basis consistent with the factors shown in the Income Payment Tables using an interest rate equal to the Assumed Investment Rate.
- For Fixed Amount Income Payments, the minimum guaranteed monthly income payment for the selected Income Plan.
Income Plan 1 - Life Income with Guaranteed Payments for 120 Months

============================================================================================================================

Monthly Income Payment for each $1,000 Applied to this Income Plan
----------------------------------------------------------------------------------------------------------------------------
------------------ ----------------------- ---------------- ---------------------- ---------------- ------------------------

Annuitant's Annuitant's Annuitant's
Adjusted Male Female Adjusted Male Female Adjusted Male Female
Age Age Age
------------------ ----------------------- ---------------- ---------------------- ---------------- ------------------------
------------------ ----------------------- ---------------- ---------------------- ---------------- ------------------------

35 $3.34 $3.22 49 $3.99 $3.76 63 $5.23 $4.84
36 3.38 3.24 50 4.05 3.81 64 5.35 4.95
37 3.41 3.27 51 4.11 3.87 65 5.49 5.07
38 3.45 3.30 52 4.18 3.93 66 5.62 5.20
39 3.49 3.34 53 4.26 3.99 67 5.77 5.33
40 3.53 3.37 54 4.33 4.06 68 5.92 5.47
41 3.57 3.41 55 4.41 4.13 69 6.07 5.62
42 3.62 3.44 56 4.50 4.20 70 6.23
43 3.66 3.48 57 4.58 4.28 71 5.78
44 3.71 3.52 58 4.68 4.36 72 6.39 5.94
45 3.76 3.57 59 4.78 4.45 73 6.56 6.11
46 3.81 3.61 60 4.88 4.54 74 6.73 6.29
47 3.87 3.66 61 4.99 4.63 75 6.90 6.48
48 3.93 3.71 62 5.11 4.73 7.08 6.67
================== ======================= ================ ====================== ================ ========================

Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments for 120 Months

==============================================================================================================================

Monthly Income Payment for each $1,000 Applied to this Income Plan
------------------------------------------------------------------------------------------------------------------------------
-------------------- ---------------------------------------------------------------------------------------------------------

Female Annuitant's Adjusted Age
-------------------- ---------------------------------------------------------------------------------------------------------
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ---------------

Male
Annuitant's 35 40 45 50 55 60 65 70 75
Adjusted
Age
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ---------------
-------------------- ---------- ---------- ---------- ---------- ----------- ---------- ------------ ----------- -------------

35 $3.06 $3.12 $3.17 $3.22 $3.26 $3.28 $3.31 $3.32 $3.33
40 3.10 3.18 3.26 3.32 3.38 3.43 3.46 3.49 3.51
45 3.13 3.23 3.33 3.43 3.52 3.59 3.65 3.69 3.72
50 3.16 3.27 3.40 3.53 3.65 3.76 3.86 3.93 3.98
55 3.18 3.30 3.45 3.61 3.77 3.94 4.08 4.20 4.29
60 3.19 3.33 3.49 3.68 3.88 4.31 4.51 4.66
65 3.20 3.34 3.52 3.73 3.97 4.10 4.54 4.83 5.08
70 3.21 3.35 3.54 3.76 4.03 4.24 4.73 5.13 5.52
75 3.21 3.36 3.55 3.78 4.07 4.36 4.87 5.38 5.92
4.44
==================== ========== ========== ========== ========== =========== ========== ============ =========== =============

Income Plan 3 - Guaranteed Number of Payments

================================= ==============================================

Monthly Income Payment for each
Specified Period $1,000 Applied to this Income Plan
--------------------------------- ----------------------------------------------
--------------------------------- ----------------------------------------------

10 Years $9.61
11 Years 8.86
12 Years 8.24
13 Years 7.71
14 Years 7.26
15 Years 6.87
16 Years 6.53
17 Years 6.23
18 Years 5.96
19 Years 5.73
20 Years 5.51
================================= ==============================================

GENERAL PROVISIONS

THE ENTIRE CONTRACT The entire contract consists of this Contract, any written applications, and any Contract endorsements and riders.
All statements made in written applications are representations and not warranties. No statement will be used by us in defense of a claim or to void the Contract unless it is included in a written application. If your Contract is voided, you will receive any purchase payments allocated to the Variable Account, adjusted to reflect investment gain or loss from the date of allocation to the date the Contract is voided, plus any purchase payments allocated to the Fixed Account Options, less any withdrawals, excluding accrued interest.
Unless otherwise specified, all references in this Contract to days, months or years shall mean calendar days, months or years.
Only our officers may change the Contract or waive a right or requirement of the Contract. No other individual may do this.
We may not modify this Contract without your signed consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law or as otherwise permitted by the terms of this Contract.
INCONTESTABILITY We will not contest the validity of this Contract after the Issue Date.
MISSTATEMENT OF AGE OR SEX If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.
If we find the misstatement of age or sex after the income payments begin, we will:
- pay all amounts underpaid including interest calculated at an effective annual rate of 6%; or
- stop payments until the total income payments made are equal to the total amounts that would have been made if the correct age and sex had been used.
ANNUAL STATEMENT At least once a year, prior to the Payout Start Date, we will send you a statement containing Contract Value information. The effective date of the information in the annual statement will not be more than two months before the date of the mailing. We will provide you with Contract Value information at any time upon request. The information presented will comply with any applicable law.
SETTLEMENTS We must receive due proof of death of the Owner or Annuitant prior to settlement of a death claim.
Any full withdrawal or death benefit under this Contract will not be less than the minimum benefits required by any statute of the state in which the Contract is delivered.
DEFERMENT OF PAYMENTS We will pay any amounts due from the Variable Account under this Contract within seven days, unless:
- the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;
- an emergency exists as defined by the Securities and Exchange Commission; or
- the Securities and Exchange Commission permits delay for the protection of contractholders.
We reserve the right to postpone payments or transfers from the Fixed Account Options for up to six months. If we elect to postpone payments or transfers from the Fixed Account Options for 30 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date the payment or transfer request is received by us to the date the payment or transfer is made.